UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number:  001-13405

                  ALLIANCE BANCORP OF NEW ENGLAND, INC.
            (Exact name of registrant as specified in its charter)

                        348 HARTFORD TURNPIKE
                      VERNON, CONNECTICUT 06066
                           (860) 875-2500
           (Address, including zip code, and telephone number,
                   including area code, of registrant's
                      principal executive offices)

                     COMMON STOCK - $.01 PAR VALUE
         (Title of each class of securities covered by this Form)

                                  N/A
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  X

             Rule 12h-3(b)(1)(i)  X

             Rule 12g-4(a)(1)(ii)

             Rule 12h-3(b)(1)(ii)

             Rule 12g-4(a)(2)(ii)

             Rule 12h-3(b)(2)(ii)

             Rule 12g-4(a)(2)(i)

             Rule 12h-3(b)(2)(i)

             Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 0

- There were approximately 397 shareholders of record on the day preceding the Effective Date of the Merger.

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliance Bancorp of New England, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 1, 2004
                             ALLIANCE BANCORP OF NEW ENGLAND, INC.


                             By: /s/ David H. Gonci
                                 ----------------------------
                                 David H. Gonci
                                 Senior Vice President
                                 Chief Financial Officer